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[LETTERHEAD]
                         ONE OF THE "100 BEST COMPANIES TO WORK FOR IN AMERICA"
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FOR IMMEDIATE RELEASE


                LOWE'S ACQUIRES EAGLE IN MOVE THAT STRENGTHENS
                           WEST COAST MARKET ENTRY

NORTH WILKESBORO, NC AND RENTON, WA (NOVEMBER 22, 1998) -- Lowe's Companies, Inc. (NYSE: LOW), the nation's second largest retailer of home improvement products, and Eagle Hardware & Garden, Inc. (NASDAQ: EAGL), today jointly announced that they have entered into a definitive agreement under which Lowe's will acquire Eagle in a stock-for-stock merger transaction. This strategic move is expected to strengthen and accelerate Lowe's entry into the Western United States.

The Boards of Directors for both companies have unanimously approved the transaction, which is expected to be complete during the first quarter of 1999. The deal, which is valued at approximately $1 billion, is subject to customary closing conditions including approval of the merger by Eagle's shareholders and certain regulatory approvals.

"This merger allows Lowe's to accelerate our West Coast expansion program and gives us an immediate presence in a number of key metropolitan markets in the West. But more importantly, we're aligning ourselves with a company that shares so much of Lowe's way of doing business -- a strong focus on customer service and a broad array of product and service offerings in the store," said Bob Tillman, chairman and CEO of Lowe's.

Lowe's growth strategy remains on track with the acquisition of Eagle, which will enhance Lowe's expansion in the Western United States. Eagle's 32-store presence in nine Western states comes in addition to Lowe's plans to open 100 stores in the region over the next three to four years, as announced earlier this year.

"The timing of this partnership is right for our shareholders, employees, and most importantly our loyal customers. We immediately gain access to more capital and buying power, plus our employees will benefit greatly from the career advancement opportunities related to Lowe's phenomenal growth," said Eagle's Chairman David J. Heerensperger.

The merger is structured as a tax-free exchange of Lowe's shares for Eagle's
shares, and will be accounted for as a "pooling of interests."   Under the
terms of the agreement, Lowe's will issue shares to Eagle's shareholders valued at $29 per Eagle share. Eagle's shareholders will receive that number of Lowe's shares obtained by dividing $29 by the average of the daily closing price of Lowe's Common Stock on the New York Stock Exchange in a 10-day trading period ending on the fifth trading day before closing of the transaction. In no event will the number of shares issued per Eagle share be less than .6400 or more than .8659. The merger is expected to be modestly accretive to Lowe's earnings in fiscal 1999.

"This is a tremendous opportunity for Eagle to partner with a nationwide retailer that's widely regarded as one of the best employers in the country," said Richard T. Takata, president and CEO of Eagle. "Our companies share many similarities in our approach to the business -- we both have an unwavering commitment to customer service and invest heavily in employee training and development."

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                                               LOWE'S ACQUIRES EAGLE -- PAGE 2


"Eagle is one of the most respected names in home improvement in a number of key markets in the Western United States," said Tillman. "We are acquiring good sites, successful stores and well-trained people with valuable experience in the industry. We are very impressed with their store management and employees."

Takata will oversee the transition efforts and remain as President and Chief Operating Officer of Eagle after the acquisition is complete. He will report directly to Bob Tillman.

Founded in 1989, Eagle has over 6,000 employees and operates its warehouse home improvement centers in Washington, Utah, Colorado, Hawaii, Alaska, California, Idaho, Montana and Oregon. The company's home centers average 128,000 square feet of retail selling space and feature more than 65,000 products under its "More of Everything-TM-" merchandising philosophy.

Lowe's Companies, Inc., is one of the nation's leading home improvement retailers, operating 465 stores in 26 states. Lowe's employs more than 65,000 people nationally and was selected this year by FORTUNE magazine as one of "The 100 Best Companies to Work for in America."

Merrill Lynch & Co. served as financial advisor to Lowe's; NationsBanc Montgomery Securities advised Eagle.

This news release contains, among other things, certain forward-looking statements regarding the combined company following the merger, including statements relating to accretion to reported earnings that may be realized from the merger, and enhanced store expansion plans in the Western region. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the combined company's actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger may not be fully realized; (2) real estate for the combined company's store expansion plans in the Western region may not be available as anticipated, and development of new stores may encounter regulatory obstacles; (3) earnings following the merger may be lower than expected; (4) competitive pressure among home improvement warehouse chains may increase more than anticipated; (5) costs or difficulties related to the integration of the business of Eagle into Lowe's may be greater than expected; and (6) general economic or business conditions, either nationally or in the Western states where Eagle does business, may be less favorable than expected, resulting in, among other things, reduced demand for the combined company's products and services.


LOWE'S CONTACTS:                                             EAGLE CONTACTS:

Media Inquiries:                                             Richard T. Takata
Brian Peace                  336-658-4170                    425-227-5740

Shareholders' and Security Analysts' Inquiries:              Ron Maccarone
Robert Niblock               336-658-4860                    425-227-5740
Carson Anderson              336-658-4385

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